Exhibit 99.1

Technical Communications Corporation Reports Results for the Second Fiscal Quarter Ended March 28, 2009

CONCORD, Mass.--(BUSINESS WIRE)--May 1, 2009--Technical Communications Corporation (OTC BB: TCCO.OB) today announced its results for its second fiscal quarter ended March 28, 2009. For the second quarter of the Company’s 2009 fiscal year, the Company reported net income of $225,000 or $0.16 per share, on revenue of $2,056,000, as compared to net income of $210,000, or $0.15 per share, on revenue of $1,659,000 for the quarter ended March 29, 2008. For the six months ended March 28, 2009, the Company reported net income of $431,000, or $0.30 per share, on revenue of $3,900,000 as compared to net income of $962,000, or $0.69 per share, on revenue of $3,948,000 for the six months ended March 29, 2008.

Commenting on corporate performance, Mr. Carl H. Guild, Jr., President and Chief Executive Officer of TCC said, “We are very pleased with this quarter’s financial performance which showed a 23% revenue growth and a 7% net income growth when compared with the second quarter of fiscal 2008. This financial improvement was achieved while absorbing a planned significant increase in internal product development investment of $144,000 (47%) as compared to the same period in fiscal 2008. TCC will continue on its plan to expand product capabilities and market applications through new and innovative encryption solutions which can be integrated or imbedded into radio, fiber optic and satellite networks. We expect that the increased level of technology investment will continue at approximately the current rate through the balance of FY 2009 and into FY 2010. TCC’s quarter ending backlog remains strong at $7,170,000 and we expect these products and services to be delivered during 2009 and 2010.”

About Technical Communications Corporation

TCC designs, manufactures, and supports superior grade secure communications systems that protect highly sensitive information transmitted over a wide range of data, voice and fax networks. TCC’s security solutions protect information privacy on every continent in over 110 countries. Government agencies, militaries, financial institutions, telecommunications carriers and multinational corporations worldwide rely on TCC to protect their communications networks.

Statements made in this press release, including any discussion of our anticipated operating results, financial condition and earnings, including statements about the Company’s ability to achieve and sustain growth and profitability and expand product lines and market share, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, identified by the use of such terms as “anticipates,” “believes,” “expects,” “may,” “plans” and “estimates,” among others, involve known and unknown risks. The Company’s results may differ significantly from the results expressed or implied by such forward-looking statements. The Company’s results may be affected by many factors, including but not limited to future changes in export laws or regulations, changes in technology, the effect of foreign political unrest, the ability to hire, retain and motivate technical, management and sales personnel, the risks associated with the technical feasibility and market acceptance of new products, changes in telecommunications protocols, the effects of changing costs, exchange rates and interest rates, and the Company's ability to secure adequate capital resources. These and other risks are detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 27, 2008 and the Company’s Annual Report on Form 10-K for the fiscal year ended September 27, 2008.

Technical Communications Corporation

Condensed consolidated income statements

	Quarter ended
	(unaudited)

	3/28/09	3/29/08
Net sales	$2,056,000	$1,659,000
Gross profit	1,264,000	1,104,000
S, G & A expense	599,000	615,000
Product development costs	451,000	306,000
Operating income	214,000	182,000
Net income	$225,000	$210,000
Net income per share:
Basic	$0.16	$0.15
Diluted	$0.14	$0.13

	Six Months ended
	(unaudited)

	3/28/09	3/29/08
Net sales	$3,900,000	$3,948,000
Gross profit	2,449,000	2,543,000
S, G & A expense	1,257,000	1,050,000
Product development costs	792,000	587,000
Operating income	400,000	906,000
Net income	$431,000	$962,000
Net income per share:
Basic	$0.30	$0.69
Diluted	$0.27	$0.59

Condensed consolidated balance sheets
	3/28/09	9/27/08
	(unaudited)

Cash	$3,876,000	$3,623,000
Accounts receivable, net	1,098,000	722,000
Inventory	2,217,000	1,921,000
Other current assets	200,000	181,000
Total current assets	7,391,000	6,447,000
Property and equipment, net	344,000	267,000
Total assets	$7,735,000	$6,714,000

Accounts payable	$243,000	$173,000
Accrued expenses and
other current liabilities	1,327,000	863,000
Total current liabilities	1,570,000	1,036,000
Total stockholders’ equity	6,165,000	5,678,000
Total liabilities and stockholders’ equity	$7,735,000	$6,714,000

CONTACT:
Technical Communications Corporation
Michael P. Malone, 978-287-5100
Chief Financial Officer
www.tccsecure.com